Exhibit (a)(25)

2009 Full Year Performance Update† 14 January 2010

† This presentation does not constitute or include Cadbury's preliminary statement of annual results (for the purpose of the Listing Rules made by the UK Listing Authority) or statutory accounts for the financial year ended 31 December 2009. Nothing in the presentation is intended to be a profit forecast. Nothing in this presentation (other than the statements marked by an asterisk on pages 7, 25, 26, 33 and 37) is intended to be a profit estimate and no statement in this presentation should be interpreted to mean that the earnings per Cadbury Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period. Those statements marked by an asterisk on pages 7, 25, 26, 33 and 37 include a profit estimate based on the results included in Cadbury's unaudited management accounts for the twelve months ended 31 December 2009. References in this document to 2009 revenue, EBITDA, trading profit and trading margin refer to Cadbury's unaudited estimated performance for the financial year ended 31 December 2009. Cadbury's response document dated 14 January 2010 (the "Circular") from which certain of the information in this presentation have been extracted has been prepared in accordance with the requirements of the Takeover Code and is subject to disclosure and procedural requirements that are different from those under US law. This presentation should not be read as a substitute for reading the Circular. Any financial figures included or incorporated in this presentation or the Circular may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of a US company. This presentation is not for release, publication or distribution in, into or from any jurisdiction where such release, publication or distribution would constitute a violation of the securities laws of such jurisdiction. The information in this presentation speaks as at the date of the Circular. See the Circular for relevant sources of information and bases of calculation. Cadbury has and accepts no responsibility or duty to update the Circular or this presentation. Except where stated, all percentages and comments on movements in revenue and margins relate to the group's continuing operations, are calculated using constant currency and exclude the impact of acquisitions and disposals. Underlying operating margin is calculated as underlying profit from operations as a percentage of revenue. Base business is stated at constant currency and before acquisitions and disposals. Constant currency excludes the impact of exchange rate movements during the period. Except for historical information and discussions contained herein, certain statements in this presentation are "forward looking statements". Forward looking statements are generally identifiable by the fact that they do not relate only to historical or current facts or by the use of the words "may", "will", "should", "plan", "expect", "anticipate", "estimate", "believe", "intend", "project", "goal" or "target" or the negative of these words or other variations on these words or comparable terminology. Forward looking statements involve a number of known and unknown risks, uncertainties and other factors that could cause Cadbury's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements. These forward looking statements are based on numerous assumptions regarding the present and future strategies of each business within the Cadbury Group and the environment in which they will operate in the future. In evaluating forward looking statements, you should consider general economic conditions in the markets in which Cadbury operates, as well as the risk factors outlined in Cadbury's most recent Form 20-F filed with the US Securities and Exchange Commission (the "SEC") and posted on Cadbury's website at www.cadbury.com. This presentation should also be viewed in conjunction with Cadbury's periodic half yearly and annual reports and other filings filed with or furnished to the SEC, copies of which are available from Cadbury plc, Cadbury House, Sanderson Road, Uxbridge UB8 1DH, United Kingdom and from the SEC's website at www.sec.gov. Cadbury does not undertake publicly to update or revise any forward looking statement that may be made in these materials, whether as a result of new information, future events or otherwise. All subsequent oral or written forward-looking statements attributable to Cadbury or any person acting on behalf of Cadbury are expressly qualified in their entirety by the cautionary statements above. Holders of ordinary shares and American Depositary Shares are advised to read Cadbury's Solicitation/Recommendation Statement on Schedule 14D-9 as it contains important information. Copies of the Schedule 14D-9, which has been filed by Cadbury with the SEC, and other related documents are available free of charge on the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Cadbury may be obtained free of charge by contacting Cadbury plc's Company Secretary or on Cadbury's website at www.cadbury.com. The directors of Cadbury accept responsibility for the information contained in this presentation, save that the sole responsibility accepted by them in respect of information relating to Kraft contained in this presentation has been to ensure that such information has been correctly compiled from published sources and is fairly reproduced and presented. Subject to the aforesaid, the directors of Cadbury confirm that to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this presentation for which they are responsible is in accordance with the facts and, where appropriate, does not omit anything likely to affect the import of such information. Each of Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Limited is acting exclusively for Cadbury and for no-one else in connection with the matters referred to in this presentation and will not be responsible to anyone other than Cadbury for providing the protections afforded to their respective clients or for providing advice in relation to such matters. Disclaimer 3

Roger Carr Chairman

Higher Performance, Higher Value Performance Update - Highlights of 2009 - Business by business review - Drivers of margin improvement Reasons to reject Kraft's offer - Kraft's offer is derisory - Kraft's currency is of low quality - Cadbury has outperformed its goals - Cadbury expects to create significant shareholder value in the future 5

Todd Stitzer Chief Executive Officer

Full Year highlights Growth or change shown on a base business, constant currency basis unless stated otherwise Revenue +5% £6.0bn +11% Trading Profit* +19% £808m +27% Trading margin* +155bps 13.5% +160bps EBITDA* +16% £1,018m +23% Dividend† 18.0p +10% Actual Currency Constant Currency Change from 2008 Actual Currency 2009 Performance Strong second half momentum with revenue growth of 6% Net Debt £1.4bn -£0.5bn * This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2 of the Second Response Document) † Comprises the interim dividend of 5.7p and a planned final dividend of 12.3p. The final dividend is subject to approval of the Board and shareholders and will be declared and paid in accordance with the Company's normal timetable 7

Chocolate 7% revenue growth Strong performances in the UK, India and South Africa Growth delivered through new product innovations e.g. Bitesize, Wispa and Shots Australia delivered good growth in chocolate 8

Gum 2% revenue growth Strong second half with revenue up 5% Improved share in nearly all key markets Trident Layers innovation drove excitement in the US gum market Emerging markets remain strong 9

Candy 5% revenue growth Strong second half with revenue up 9% Halls benefited from product innovation and a good start to the cold and flu season Innovation drove strong growth in other focus brands 10

Emerging markets 38% of group revenues 9% 10% growth in the second half Strong performances in India, South Africa and South America Trading in Russia and South East Asia improved towards the end of the period, with Russia delivering growth for the half overall revenue growth Developed markets 62% of group revenues 2% Significantly improved second half performance up 3% Strong growth in the UK and an improved performance in the US, which together more than offset weak conditions in Europe. revenue growth 11

Vision into Action plan 2007-2011 Growth in focus brands Growth in focus markets Leveraging our strengths into new markets Focus on key customers and channels Revenue Growth Margin Improvement Central and SG&A cost reductions Supply chain improvements Operational leverage less... Investment in growth Cost inflation 4-6% Mid-teens 12

Over 70% of our margin improvement has been delivered in the first two years of our plan Central costs, SG&A and outsourcing Supply chain reconfiguration 0 50 100 2008 2009 2010 2011 % of expected annual savings 13

Majority of SG&A initiatives completed, with remaining plans already underway Central costs, SG&A and outsourcing Supply chain reconfiguration 0 50 100 2008 2009 2010 2011 % of expected annual savings Outsourced facilities management Reduced European SG&A De-layered senior management Down-sized central functions Reduced Americas SG&A Reduced SG&A in the UK and Ireland 14 ? ? 2009 SG&A costs reduced by 65 bps as a percentage of revenue

Supply Chain reconfiguration on track to deliver savings and operational benefits



Central costs, SG&A and outsourcing
% of expected annual savings
100
50
0
Closed Barcelona gum plant
Closing Turkey gum plant
Progress in other projects to be announced
Reconfiguring chocolate and candy in ANZ
Moving gum production to new Poland plant
Closing Somerdale chocolate plant
2008
2009
2010
2011
Supply chain reconfiguration

Significant supply chain savings still to come
Confident we will continue to deliver on our plans

15

Cadbury

Upgraded long-term targets 2010 - 2013 5-7% revenue growth per annum 16-18% trading margin by 2013 including business improvement costs World class capabilities and sustainability in line with our values 80-90% operating cash conversion from 2010 targeting around £700m free cash flow by 2013 Double digit dividend growth 16

Strong momentum going into 2010 Good revenue growth Market share gains Effective price realisation Strong second half growth of 6% UP 5% UP 155 bps Growth Efficiency Excellent margin progress Consistent margin improvement throughout 2009 while investing for growth Sustained investment in marketing while benefiting from media deflation 17

Looking forward to 2010 We are targeting 5-7% revenue growth New product innovations in Chocolate, Gum and Candy Continued progress to achieve our margin targets of good mid-teens by 2011 and 16-18% by 2013 Further benefits from our restructuring actions Additional investment in marketing 18

19

Andrew Bonfield Chief Financial Officer

underlying margin underlying margin Britain & Ireland Strong revenue growth and margin improvement Growth driven by market share gains led by innovation and strong seasonal sales Margin improvements led by improved product mix, SG&A savings and logistics efficiencies revenue growth 7% of group revenues +11% +250bps Good performance with all categories and regions contributing Strong growth in South Africa and Egypt, and good progress in Nigeria Excellent margin progress driven by business transformation, portfolio rationalisation and supply chain initiatives Middle East & Africa 24% of group revenues +7% revenue growth +190bps 21 underlying margin Europe 19% of group revenues -2% +50bps Significantly improved second half performance driven by emerging markets Trading conditions remain weak Consistently strong market share performance in many key markets helped deliver a satisfactory result overall Margin up 50 bps, reflecting the stronger second half performance and good cost management throughout the year revenue growth 22 underlying margin 12% of group revenues +3% +140bps Strong growth in Chocolate in Australia Excellent growth in Candy, led by The Natural Confectionery Co. in Australia and New Zealand and Xylicrystal innovations in Japan Margin improvement led by favourable mix and early supply chain efficiencies from the creation of centres of excellence in Chocolate Pacific revenue growth Asia Strong growth in India as business continues to gain share Excellent growth in China, driven by growth in Halls and Eclairs Tough conditions in South East Asia start to ease Strong margin progression driven by operating leverage and the benefit of eliminating the regional management layer underlying margin 7% of group revenues +16% +130bps revenue growth 23 underlying margin underlying margin North America 22% of group revenues +2% +180bps Improving momentum in the second half Increased share in US Gum driven by successful launch of Trident Layers Positive growth in Mexico despite weak economic conditions. Benefiting from ongoing investment, Gum share in Mexico reaches an all time high of 84% North America delivered significant margin improvement benefiting from good SG&A and distribution cost management 9% of group revenues +13% +60bps Strong performance led by new product innovations in Gum and Candy Market share momentum reflected major investments in branding and innovation South America revenue growth revenue growth 24

Trading margin analysis Trading Margin 2008: 11.9% Gross Margin +25 bps Marketing +50 bps SG&A +65 bps D&W +20 bps Other -5 bps FX +5 bps 2009: 13.5%* Strong performance in second half Successfully offset cost inflation Gross margin benefited from innovation-led mix and improved category mix Marketing in line with October expectations SG&A and distribution cost savings driven by Vision into Action projects * This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2 of the Second Response Document) 25

Trading margin bridge Detailed drivers of margin progression +65 bps +25 bps Gross margin D&W SG&A Foreign exchange Constant currency +50 bps Marketing 11.9% 13.5%* FY 2008 FY 2009 +5 bps 155 bps* improvement at constant currency +20 bps -5 bps Other 26 * This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2 of the Second Response Document)

Fourth Quarter 2009 Strong revenue growth of 5% translated into good underlying margin growth Further marketing investments support new product innovations help drive growth in first half of 2010 Marketing as percentage of sales 20 bps higher year on year v 80 bps lower in the first nine months Full year margin in line with underlying trading performance Fourth quarter margin ahead of first nine months, adjusting for marketing and insurance benefits 27

Input cost increases 2009 Successfully offset input cost inflation with price realisation 2010 Cocoa continues to rally at over £2,000 / tonne Only 5% of revenue World sugar cost remain high Benign environment for most other materials Good cocoa cover at this early stage in 2010 Confident we will recover cost inflation in 2010 with selective price realisation strategies 28

Financial position Secure long-term financing in place Net debt of £1.4bn at year end; £0.5bn reduction from 2008 Issued £300m 5 year bond at 5.375% in March 2009 Refinanced £450m revolving credit facility maturing June 2012 Repaid €600m bond in June 2009 Average net debt maturity increased from 4 years to 5 years in 2009 Value of debt instruments Total 0-1yrs 1-5 yrs 6-10 yrs £350m £1,000m Bond maturity profile £1,375m 29

Key messages Outstanding performance driven by the successful implementation of our Vision into Action business plan Good growth and share gains in key markets Excellent progress towards our margin goals of mid-teens by 2011 and 16-18% by 2013 Strong second-half momentum Cadbury is well positioned for good progress in 2010 30

Roger Carr Chairman

Concluding remarks Outstanding results in difficult times Consistently outperformed expectations Driven by pure-play confectionery business model Management have transformed Cadbury Created a business capable of delivering significant improvements in operational effectiveness and financial performance High quality business - driving good growth, investing in the future, making sustainable improvements to cost structure and margin 32

Kraft is offering a derisory price for Cadbury Implied value per Cadbury share 1,200p 1,100p 1,000p 900p 800p 700p Historic EBITDA Multiple 18.5x 17.0x 15.5x c.15.0x 14.3x 11.9x Mars/Wrigley Perfetti/Van Melle Wrigley/Hershey (proposed, not completed) Wrigley/Kraft Candy Cadbury/Adams Kraft's offer for Cadbury (770p) 2009 EBITDA* * This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2 of the Second Response Document) 33

Kraft's business is unattractive 1st Qtr 2nd Qtr East 12 26 20 18 15 10 18% cheese 15% convenient meals 20% beverages 10% grocery c.12% confectionery c. 26% other snacks Over exposed to low growth developed markets Unfocused conglomerate business model 1st Qtr 2nd Qtr East 20 80 20% emerging markets 80% developed markets Margins exposed to high private label penetration 23 4 18 8 7 Chilled processed food Dairy products Coffee Bakery products Confectionery (%) Unable to develop its market share Change in market share 2004 - 08 (bps) Kraft segments Note: 1 Pro forma for the acquisition of Danone Biscuits +71 +47 Bakery products1 -41 Dairy products -38 Confectionery -26 Coffee -12 Chilled processed food Cadbury 1 2 4 3 34

Cadbury is a sharp contrast Strong exposure to faster growing emerging markets Pure-play business model 1st Qtr 2nd Qtr East 38 62 38% emerging markets 62% developed markets Very limited exposure to private label products Consistent market share gains 1 2 4 3 100% confectionery 23 4 18 8 7 Chilled processed food Dairy products Coffee Bakery products Confectionery (%) Change in market share 2004 - 08 (bps) Kraft segments Note: 1 Pro forma for the acquisition of Danone Biscuits +71 +47 Bakery products1 -41 Dairy products -38 Confectionery -26 Coffee -12 Chilled processed food Cadbury 35

Simple choice for shareholders Ownership of a unique pure-play confectionery business Outstanding 2009 performance Commitment to higher targets Efficient balance sheet and strong dividend growth Iconic brands Enviable global footprint Strong position in exciting growth markets 36

Or... A derisory price from Kraft 770p per share 11.9x EBITDA* Constrained management Materially low multiple Underperforming shares Over promise, under deliver Offer fails to acknowledge the performance of today, let alone the prospects for tomorrow * This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2 of the Second Response Document) 37